PAESANO AKKASHIAN ATTORNEYS & COUNSELORS	Anthony R. Paesano apaesano@paesanoakkashian.com 7457 Franklin Road, Suite 200 Bloomfield Hills, Michigan 48301 www.paesanoakkashian.com T 248.792.6886 F 248.792.6885

May 26, 2015

Makkanotti Group Corp. Board of Directors Larnakos Avenue, 73, ap. 402 Nicosia, Cyprus 1046	Makkanotti Group Corp. c/o Resident Agent Incorp Services, Inc. 2360 Corporate Circle, Suite 400 Henderson, Nevada 89074-7722

RE: LEGAL OPINION AND CONSENT REGISTRATION STATEMENT ON FORM S-1

Dear Members of the Board:

Paesano Akkashian, P.C. (the "Firm") has acted as counsel to Makkanotti Group Corp., a Nevada corporation (the "Company"), in connection with the Registration Statement on Form S-1 of the Company (as amended, the "Registration Statement") in connection with the registration under the Securities Act of 1933, as amended (the "Securities Act"), related to the registration of 5,000,000 shares of the Company's common stock. The Company is currently not a reporting company under the rules promulgated by the United States Securities and Exchange Commission.

In preparing this consent letter, the Firm has examined, amongst other things, originals or copies, certified or otherwise identified to our satisfaction, of (i) the Registration Statement, (ii) the Company's Articles of Incorporation, (iii) the By-Laws, (iv) applicable resolutions of the Company's Board of Directors, (v) the books and records of the Company, and (v) other documents as the Firm has deemed necessary or appropriate for purposes of rendering the opinion set forth herein.

The Firm has made certain assumptions in forming its opinion and providing its consent to use this otherwise protected attorney-client communication as an exhibit to the Registration Statement. The Firm has assumed the legal capacity of all natural persons. It has further assumed the genuineness and authenticity of all signatures (handwritten, electronic or otherwise) and documents produced by the Company, whether such documents were in electronic format, copies or facsimiles.

As to those material facts set forth in the Registration Statement that the Firm could not independently establish or verify, the Firm has relied upon statements and representations of directors, officers, advisors and other representatives or agents of the Company. The Firm has also conversed with the Company's independent registered auditor, Francis C. Decker, CPA of Paritz & Company, P.A. on 15 Warren Street in Hackensack, New Jersey. Based upon the foregoing, and based upon the undersigned's education, experience and training, the Firm opines that:

     (a) The Company is a corporation duly organized and validly existing in good standing under the laws of the State of Nevada, including statutory provisions, and all applicable provisions of Chapter 78 of the Nevada Revised Statutes, and reported judicial decisions interpreting those laws;

     (b) The Company has taken all requisite corporate action and all other action recognized as being consistent with standards of proper corporate governance required with respect to the authorization, issuance and sale of common stock issued pursuant to the Registration Statement;

     (c) The 5,000,000 shares of common stock being offered as the Company's initial offering are duly authorized, unencumbered and not subject to any actual or threatened litigation, and not subject to any defaults or failures by the Company in filing annual reports with the State of Nevada;

     (d) The rights, duties and obligations related to the 5,000,000 shares of common stock being offered in the Registration Statement are governed by the Articles of Incorporation and Bylaws of the Company, and where necessary, the Nevada Revised Statutes;

     (e) The 5,000,000 shares of common stock titled to Anna Ioannou Larnakos are restricted under Rule 144; and

     (f) Questionnaires completed and signed by all officers and directors of the Company are accurate.

Based upon and in reliance upon the foregoing, and after examination of such corporate and other records, certificates and other documents and such matters of law as we have deemed applicable or relevant to this opinion, it is our opinion that the Company has been duly incorporated and is validly existing as a corporation in good standing under the laws of the State of Nevada, the jurisdiction of its incorporation, and has full corporate power as described in the Registration Statement.

The authorized capital stock of the Company consists of 75,000,000 shares of common stock, as defined in the Articles of Incorporation, with a par value of $0.001 per share, of which there are 5,000,000 shares outstanding. The Company is not authorized to issue shares of preferred stock. The Company has taken proper corporate action to authorize such authorized capital stock and all the outstanding shares of such capital stock (including those shares being registered under the Registration Statement), when delivered in the manner and/or on the terms described in the Registration Statement (after it is declared effective), are duly and validly issued, fully paid and non-assessable. The shareholders of the Company have no preemptive rights with respect to the Common Stock.

Typically, correspondence of this nature is protected under the attorney-client privilege. However, this correspondence is necessary in conjunction with the submission of the Registration Statement, and thus the Board of Directors is hereby authorized to attach it as the Firm's opinion related to certain representations in the Registration Statement, and to reference the Firm in the Registration Statement. This correspondence, however, does not constitute a waiver of the attorney-client privilege as to unrelated or future matters.

Please feel free to contact me with any questions.

Very truly yours,

PAESANO AKKASHIAN, PC

/s/Anthony R. Paesano

Anthony R. Paesano

ARP/ma